Exhibit 99.1

Sandra J. Martin Appointed EVP/Chief Financial Officer of Tribune Publishing

CHICAGO--(BUSINESS WIRE)--April 15, 2015--Tribune Publishing Company (NYSE: TPUB) today announced that Sandra J. Martin, the Company’s interim CFO, has been appointed Executive Vice President and Chief Financial Officer. Martin will oversee all aspects of SEC reporting, finance, accounting, treasury, investor relations and information technology and will report to Chief Executive Officer Jack Griffin.

“Sandy is a tremendous talent who has led significant initiatives for Tribune Publishing, including our establishment as a public company and the acquisition of important local news and information assets in Chicago and Baltimore,” said Griffin. “Her previous public-company accomplishments, along with her deep knowledge of the media sector, represent the ideal skillset we need in a finance leader as we continue our transformation as a diversified media and marketing-solutions company.”

“Tribune Publishing’s iconic brands offering trusted, premium content are the bedrock of the communities they serve, and I am honored to be working closely with the entire leadership team as we continue to position the Company for future growth,” said Martin. “Our transformation journey began nine months ago when we became a publicly traded entity, and we continue to make significant progress.”

Martin, who joined the Company in March 2014, was instrumental in Tribune Publishing’s listing on the NYSE following its separation from Tribune Media. Martin also played critical roles in the acquisitions of the Carroll County (Md.) Times and Capital Gazette in Annapolis, which were successfully integrated into the Baltimore Sun Media Group, and the acquisitions of six Chicago-area dailies and 32 weekly suburban titles, which are now part of Chicago Tribune Media Group. During Martin’s tenure, the Company has also introduced a number of new digital initiatives, including industry-leading online and mobile experiences for all of its brands.

A financial executive with considerable public accounting and public-company management experience, Martin has previously served as the Chief Financial Officer for Entech Solar and as the Vice President and Corporate Controller for Belo Corp. She is a Certified Public Accountant.

ABOUT TRIBUNE PUBLISHING

Tribune Publishing Company (NYSE: TPUB) is a diversified media and marketing-solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The Company’s diverse portfolio of iconic news and information brands includes 10 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including: Los Angeles; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa.; and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy and El Sentinel, making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing is headquartered in Chicago. For more information, please visit www.tribpub.com.

(TPUB-F)

CONTACT:
Tribune Publishing
Matthew Hutchison, 312-222-3305
Corporate Communications
matt.hutchison@tribpub.com
or
Dana Meyer, 312-222-3308
Corporate Communications
dmeyer@tribpub.com
or
Jenni Gilmer, 469-528-9357
Investor Relations
jgilmer@tribpub.com